SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                          (AMENDMENT NO. ___________)*


                     THE NEWKIRK MASTER LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)



                      UNITS OF LIMITED PARTNERSHIP INTEREST
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)



                                 NOT APPLICABLE
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                  JUNE 30, 2003
--------------------------------------------------------------------------------
                          (DATE OF EVENT WHICH REQUIRES
                            FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------              ---------------------------------
CUSIP NO. N/A                         13G             PAGE 2 OF 14 PAGES
---------------------------------              ---------------------------------
--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         (ENTITIES ONLY)

         Vornado Realty Trust
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
                                                                    (a)  [X]
                                                                    (b)  [_]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Maryland
--------------------------------------------------------------------------------
                          5     SOLE VOTING POWER
                                0
    NUMBER OF           --------------------------------------------------------
     SHARES               6     SHARED VOTING POWER
   BENEFICIALLY                 1,639,818
  OWNED BY EACH         --------------------------------------------------------
    REPORTING             7     SOLE DISPOSITIVE POWER
   PERSON WITH:                 0
                        --------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER
                                1,639,818
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,639,818*
--------------------------------------------------------------------------------
  10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                               [X]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         25.9%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------
* Includes 217,418 Units of Limited Partnership Interest ("Units") underlying an option to sell 217,418 Units to Newkirk NL Holdings LLC and Newkirk RE Holdings LLC. Does not include 3,641,691 Units held by various entities listed in Exhibit
99.2 that are not a part of the reporting persons filing this Schedule 13G that may be deemed to constitute a group with the reporting persons and with respect to which beneficial ownership is expressly disclaimed.

---------------------------------              ---------------------------------
CUSIP NO. N/A                         13G             PAGE 3 OF 14 PAGES
---------------------------------              ---------------------------------
--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         (ENTITIES ONLY)

         Vornado Realty L.P.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
                                                                    (a)  [X]
                                                                    (b)  [_]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                          5     SOLE VOTING POWER
                                0
    NUMBER OF           --------------------------------------------------------
     SHARES               6     SHARED VOTING POWER
   BENEFICIALLY                 1,639,818
  OWNED BY EACH         --------------------------------------------------------
    REPORTING             7     SOLE DISPOSITIVE POWER
   PERSON WITH:                 0
                        --------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER
                                1,639,818
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,639,818*
--------------------------------------------------------------------------------
  10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                               [X]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         25.9%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN
--------------------------------------------------------------------------------
* Includes 217,418 Units underlying an option to sell 217,418 Units to Newkirk NL Holdings LLC and Newkirk RE Holdings LLC. Does not include 3,641,691 Units held by various entities listed in Exhibit 99.2 that are not a part of the reporting persons filing this Schedule 13G that may be deemed to constitute a group with the reporting persons and with respect to which beneficial ownership is expressly disclaimed.

---------------------------------              ---------------------------------
CUSIP NO. N/A                         13G             PAGE 4 OF 14 PAGES
---------------------------------              ---------------------------------
--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         (ENTITIES ONLY)

         Vornado Newkirk L.L.C.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
                                                                    (a)  [X]
                                                                    (b)  [_]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                          5     SOLE VOTING POWER
                                0
    NUMBER OF           --------------------------------------------------------
     SHARES               6     SHARED VOTING POWER
   BENEFICIALLY                 277,599
  OWNED BY EACH         --------------------------------------------------------
    REPORTING             7     SOLE DISPOSITIVE POWER
   PERSON WITH:                 0
                        --------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER
                                277,59
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         277,599*
--------------------------------------------------------------------------------
  10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                               [X]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         4.4%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------
* Does not include 3,641,691 Units held by various entities listed in Exhibit
99.2 that are not a part of the reporting persons filing this Schedule 13G that may be deemed to constitute a group with the reporting persons and with respect to which beneficial ownership is expressly disclaimed.

---------------------------------              ---------------------------------
CUSIP NO. N/A                         13G             PAGE 5 OF 14 PAGES
---------------------------------              ---------------------------------
--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         (ENTITIES ONLY)

         VNK Corp.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
                                                                    (a)  [X]
                                                                    (b)  [_]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                          5     SOLE VOTING POWER
                                0
    NUMBER OF           --------------------------------------------------------
     SHARES               6     SHARED VOTING POWER
   BENEFICIALLY                 48,169
  OWNED BY EACH         --------------------------------------------------------
    REPORTING             7     SOLE DISPOSITIVE POWER
   PERSON WITH:                 0
                        --------------------------------------------------------
                          8     SHARED DISPOSITIVE POWER
                                48,169
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         48,169*
--------------------------------------------------------------------------------
  10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                               [X]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.8%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO
--------------------------------------------------------------------------------
* Does not include 3,641,691 Units held by various entities listed in Exhibit
99.2 that are not a part of the reporting persons filing this Schedule 13G that may be deemed to constitute a group with the reporting persons and with respect to which beneficial ownership is expressly disclaimed.

CUSIP No. N/A                        13G                     Page 6 of 14 Pages


ITEM 1(A).     NAME OF ISSUER:

               The Newkirk Master Limited Partnership


ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               7 Bulfinch Place, Suite 500
               Boston, MA 02114


ITEM 2(A).     NAME OF PERSON FILING:

               Vornado Realty Trust
               Vornado Realty L.P.
               Vornado Newkirk L.L.C.
               VNK Corp.

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Vornado Realty Trust - 888 Seventh Avenue, New York, NY 10019 Vornado Realty L.P. - 888 Seventh Avenue, New York, NY 10019 Vornado Newkirk L.L.C. - 888 Seventh Avenue, New York, NY 10019 VNK Corp. - 888 Seventh Avenue, New York, NY 10019

ITEM 2(C).     CITIZENSHIP:

               Vornado Realty Trust - Maryland
               Vornado Realty L.P. - Delaware
               Vornado Newlkirk L.L.C. - Delaware
               VNK Corp. - Delaware

ITEM 2(D).     TITLE OF CLASS OF SECURITIES:

               Units of Limited Partnership Interest


ITEM 2(E).     CUSIP NUMBER:

               Not applicable


ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), 13D-2(B) OR
               (C), CHECK WHETHER THE PERSON FILING IS A:

CUSIP No. N/A                        13G                     Page 7 of 14 Pages


      (a) [_]  Broker or dealer registered under Section 15 of the Act.

      (b) [_]  Bank as defined in Section 3(a)(6) of the Act.

      (c) [_]  Insurance company as defined in Section 3(a)(19) of the Act.

      (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940.

      (e) [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

      (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP.

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item I.

      (a)      Amount beneficially owned:

               See the response(s) to Item 9 on the attached cover page(s).

      (b)      Percent of class:

               See the response(s) to Item 11 on the attached cover page(s).

      (c)      Number of shares as to which such person has:

CUSIP No. N/A                        13G                     Page 8 of 14 Pages


               (i)      Sole power to vote or to direct the vote

                        See the response(s) to Item 5 on the attached cover page(s).

               (ii)     Shared power to vote or to direct the vote

                        See the response(s) to Item 6 on the attached cover page(s).

               (iii)    Sole power to dispose or to direct the disposition of

                        See the response(s) to Item 7 on the attached cover page(s).

               (iv)     Shared power to dispose or to direct the disposition of

                        See the response(s) to Item 8 on the attached cover page(s).


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.


ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               See Exhibit 99.2.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

CUSIP No. N/A                        13G                     Page 9 of 14 Pages


ITEM 10.       CERTIFICATION.

               Not applicable.

                                                             Page 10 of 14 Pages


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           VORNADO REALTY TRUST


                                           By:  /s/ Joseph Macnow
                                              ----------------------------------
                                              Name:  Joseph Macnow
                                              Title: Executive Vice President -
                                                     Finance and Administration,
                                                     Chief Financial Officer

                                           VORNADO REALTY L.P.


                                           By:  /s/ Joseph Macnow
                                              ----------------------------------
                                              Name:  Joseph Macnow
                                              Title: Executive Vice President -
                                                     Finance and Administration,
                                                     Chief Financial Officer

                                           VORNADO NEWKIRK L.L.C.


                                           By:  /s/ Joseph Macnow
                                              ----------------------------------
                                              Name:  Joseph Macnow
                                              Title: Executive Vice President -
                                                     Finance and Administration,
                                                     Chief Financial Officer

                                           VNK CORP.


                                           By:  /s/ Joseph Macnow
                                              ----------------------------------
                                              Name:  Joseph Macnow
                                              Title: Executive Vice President -
                                                     Finance and Administration

Date:  February 13, 2004

                                                             Page 11 of 14 Pages


                                INDEX TO EXHIBITS




Exhibit No.        Exhibit

  99.1 Joint Filing Agreement, dated February 13, 2004, between Vornado Realty Trust, Vornado Realty L.P., Vornado Newkirk L.L.C. and VNK Corp.

  99.2             Item 8 Information